Exhibit 10.1

RICE ENERGY INC.

ANNUAL INCENTIVE BONUS PLAN

1.	Purpose of the Plan

The purpose of the Rice Energy Inc. Annual Incentive Bonus Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing incentives to key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

2.	Definitions

For the purpose of the Plan, the following definitions shall apply:

(a) “Board” means the Board of Directors of Rice Energy.

(b) “Cause” means “Cause” as set forth in any employment agreement between the Participant and the Company or, in the absence of such an agreement, “Cause” as defined by the Company’s plans applicable to the Participant or employment policies in effect at the time of the Participant’s Separation from Service and/or a violation of the Company’s Corporate Code of Business Conduct and Ethics or Financial Code of Ethics.

(c) “Change in Control” means the occurrence of any of the following events:

(1) The consummation of an agreement to acquire, or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by any person of, 50% or more of either (x) the then outstanding shares of Rice Energy’s common stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of Rice Energy entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Rice Energy, (B) any acquisition by Rice Energy, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Rice Energy or any entity controlled by Rice Energy, or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B), and (C) of paragraph (3) below;

(2) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

(3) Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company, or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity except to the extent that such ownership results solely from ownership of Rice Energy that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) Approval by the stockholders of Rice Energy of a complete liquidation or dissolution of Rice Energy.

Notwithstanding the foregoing, for purposes of any award that provides for a deferral of compensation under Section 409A, to the extent the impact of a Change in Control on such an award would subject a Participant to additional taxes under Section 409A, a Change in Control for purposes of such award will mean a Change in Control that is also a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A.

(d) “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(e) “Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder); provided, however, that with respect to Participants who Rice Energy has determined not to be subject to Section 162(m) of the Code, to the extent permitted by the Committee’s charter, the powers and authority of the Committee under the Plan are hereby delegated to Rice Energy’s Chief Executive Officer and, in connection therewith, all references to Committee in this Plan shall be deemed references to Rice Energy’s Chief Executive Officer as it relates to those aspects of the Plan that have been so delegated.

(f) “Company” means Rice Energy and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.

(g) “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss to any payment of compensation by the Company under the Plan or any award granted thereunder.

(h) “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date (set forth in Section 15 hereof) and any other individual who becomes a director of Rice Energy after the Effective Date and whose election or appointment by the Board or nomination for election by Rice Energy’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

(i) “Participant” means any person: (1) who satisfies the eligibility requirements set forth in Section 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.

(j) “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(k) “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute or relative basis, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (1) earnings per share, (2) increase in revenues, (3) increase in cash flow, (4) increase in cash flow from operations, (5) increase in cash flow return, (6) return on net assets, (7) return on assets, (8) return on investment, (9) return on capital, (10) return on equity, (11) economic value added, (12) operating margin, (13) contribution margin, (14) net income, (15) net income per share, (16) pre-tax earnings, (17) pre-tax earnings before interest, depreciation and amortization, (18) pre-tax operating earnings after interest expense and before incentives, service fees and extraordinary or special items, (19) total or relative stockholder return, (20) debt reduction, (21) market share, (22) change in the fair market value of stock price, (23) operating income, (24) amount of oil and natural gas reserves, (25) oil and natural gas reserves additions, (26) cost of finding oil and natural gas reserves, (27) oil and natural gas reserve replacement ratios, (28) oil and natural gas production amounts, (29) oil and natural gas production sales amounts, (30) safety targets, (31) regulatory compliance, (32) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies, and (33) other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of specified events that occur during a Performance Period, including the following: (1) asset write-downs, (2) litigation, claims, judgments or settlements, (3) the effect of changes in tax law, accounting principles or other such laws or regulations affecting reporting results, (4) accruals for business combinations, reorganization and restructuring programs, including but not limited to reductions in force and early retirement incentives (5) any extraordinary, unusual, or nonrecurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period, (6) goodwill impairment charges, (7) operating results for any business acquired during the calendar year, (8) third party expenses associated with any acquisitions, (9) any change in accounting principles or accounting charges, (10) any loss from discontinued operations, and (11) any other extraordinary events or occurrences identified by the Committee, to the extent set forth with reasonable particularity in connection with the establishment of performance goals.

(l) “Performance Period” means, in relation to any award, the calendar year or other fiscal period within a calendar year of less than 12 months for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

(m) “Rice Energy” means Rice Energy Inc. (or any successor thereto).

(n) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

(o) “Separation from Service” or “Separates from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the employer (including all persons treated as a single employer under Sections 414(b) and 414(c)). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c); provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place that it appears in Section 1563(a)(1), (2) and (3) and Treas. Reg. Section 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Section 409A and, to the extent not inconsistent therewith, the terms of the Plan.

(p) “Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

3.	Administration of the Plan

(a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board.

(b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d) The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4.	Participation in the Plan

Officers and key employees of the Company shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5.	Incentive Compensation Awards

(a) The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount that may be awarded and paid under the Plan to a Participant for any calendar year shall not exceed USD $3,000,000.

(b) With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

(c) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

6.	Payment of Individual Incentive Awards

(a) After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Subject to the provisions of the Plan, earned Awards shall be paid in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year (“Payment Date”). For purposes of this provision, and for so long as the Code permits, the minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b) Unless otherwise determined by the Committee or as otherwise provided in a Company plan applicable to Participant or any agreement between the Participant and the Company, Participants who have a Separation from Service prior to the end of the Performance Period of an award for any reason other than as provided below, shall Forfeit any and all rights to payment under such award(s) then outstanding under the terms of the Plan and shall not be entitled to any cash payment for the applicable period. If a Participant Separates from Service prior to the end of the Performance Period of an award (i) by reason of death or Total and Permanent Disability, the Participant’s award shall be prorated to reflect the period of service during the Performance Period prior to his/her death or Total and Permanent Disability; (ii) on account of an involuntary Separation from Service by the Company other than for Cause (A) within the 90-day period immediately preceding a Change in Control, or (B) on or within the one (1) year period following a Change in Control, the award will be deemed earned at a target award level; or (iii) on account of an involuntary Separation from Service by the Company other than for Cause (and other than an involuntary Separation from Service by the Company in connection with a Change in Control as described in clause (ii)) which occurs on or after July 1st of an annual Performance Period, the Participant’s award shall be prorated to reflect the period of service during the Performance Period prior to his/her Separation from Service.

Except as otherwise provided herein, any payments under the Plan shall be paid either to the Participant or, as appropriate, the Participant’s estate, subject to the Committee’s certification that the applicable Performance

Goals and other material terms have been met. For purposes of this subsection 6(b), the prorated portion of an award shall be based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance Period. Any payment to which a Participant becomes entitled to receive pursuant to the Change in Control provisions of this subsection 6(b) will be paid to the Participant contemporaneous with the consummation of the Change in Control or, if later, on or before the sixtieth (60th) day following the Participant’s Separation from Service (but, in each case, within the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4)).

(c) The Committee shall determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee.

7.	Clawback/ Recoupment

To the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standard and/or (ii) any policy that may be adopted by the Board or Committee, any awards granted under this Plan and amounts paid or payable pursuant to or with respect to such awards shall be subject to clawback to the extent necessary to comply with such laws and/or policy, which clawback may include Forfeiture, repurchase and/or recoupment of awards and amounts paid or payable pursuant to or with respect to such awards.

8.	Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Committee reserves the right to amend, modify or terminate the Plan, at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Section 8 may be authorized and performed by the Committee in its sole and absolute discretion.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

9.	Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

10.	Funding/Payment

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned award is not paid by the Payment Date due to administrative impracticality, such earned award will be paid, without earnings, as soon as administratively practicable thereafter.

11.	Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

12.	No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment or service with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment or service for any reason.

13.	Other Compensation Plans

Nothing contained in this Plan shall prevent the Corporation from adopting other or additional compensation arrangements for employees of the Corporation, including arrangements that are not intended to comply with Section 162(m) of the Code.

14.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.

15.	Effective Date

The Plan shall become effective on June 3, 2015, subject to approval of the Plan by Rice Energy’s stockholders on or around such date.